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                 [MILES & STOCKBRIDGE LETTERHEAD]

                                                 EXHIBIT 5.2


                                                 December 20, 1996

Chateau Properties, Inc.
19500 Hall Road
Clinton Township, Michigan 48038

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 13,109,941 shares of common stock (the "Common Stock") of Chateau Properties, Inc., a Maryland corporation (the "Corporation"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Common Stock has been duly and validly authorized and, when issued upon the terms set forth in the Registration Statement filed with the Securities and Exchange Commission (the "Commission"), will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                       Very truly yours,


                                       Miles & Stockbridge,
                                         a Professional Corporation


                                       By: /s/ J.W. THOMPSON WEBB
                                           ----------------------
                                           Principal